Exhibit 10.1

SPECIAL EXIT BENEFIT AGREEMENT AND RELEASE

November 6, 2014

Dale A. Herold
2864 Laureate Court
Marietta, GA 30062

Re:    Special Exit Benefit Agreement and Release (“Agreement”)

Dear Dale:

This letter sets forth all of the terms relating to the termination of your employment and the agreement by EnPro Industries, Inc. (the “Company”) to provide you with special exit benefits. Effective as of November 6, 2014 (the “Resignation Date”), you agree to resign your offices with the Company and its affiliates, as noted in more detail below. You will continue as an employee of the Company through December 31, 2014 (the “Termination Date”). You and the Company desire to finalize your exit from the Company amicably and definitively. The payments and benefits set forth in this Agreement are in full satisfaction of the Company’s obligations pursuant to the Senior Officer Severance Plan, the EnPro Industries, Inc. Management Stock Purchase Deferral Plan (the “MSPP”), the 15,000 restricted shares awarded to you on May 2, 2012 and all outstanding restricted stock units awarded to you and provide you with additional benefits in exchange for your agreement to the additional terms set out in this Agreement, including without limitation Section 9 hereof.

As you are aware, as an officer and employee of the Company, without regard to the terms of this Agreement, you are bound by a fiduciary duty and duty of loyalty to act in the best interests of the Company. You acknowledge and reaffirm your obligations set forth in that certain Business Protection Agreement signed by you on April 24, 2013 between the Company and yourself (“BPA”), including without limitation all covenants and agreements to protect the Company’s interests in its confidential information, customer relationships and employees, including the non-competition, non-solicit, no-hire and confidentiality agreements contained in that agreement.

Please read this Agreement carefully and, if you concur with all of its terms, sign it and date your signature on the designated lines. You are advised to seek the assistance of legal counsel because this document affects your legal rights. The Company agrees to reimburse you for legal fees to review the provisions of this Agreement, up to a maximum of $3,500. Such reimbursement shall be subject to any required tax withholding. If you agree to the terms of this Agreement, return the signed original of this Agreement to Robert McLean, Vice President and General Counsel within twenty-one (21) days from the date hereof. Please keep a copy of this Agreement for your own files.

The terms of the Agreement are:

1.    You hereby resign, as of the Resignation Date, from each and every office and position with the Company and/or the Company’s affiliates, including without limitation as a director, manager or member of any committee. You also agree to execute documents in a form satisfactory to the Company to effectuate any such resignations. From and after the Resignation Date through the Termination Date (the “Continued Employment Period”), you will continue as an employee of the Company, and shall consult with and engage in such duties as reasonably requested by the Chief Executive Officer of the Company.

2.    During the Continued Employment Period, the Company will pay you your current base salary and you will remain a participant in the Company’s benefit plans. During such period, you will be expected to use any vacation to which you are otherwise entitled under the Company’s policies. Your employment with the Company will be terminated effective as of the Termination Date.

3.    In addition to the payments described in Section 2 of this Agreement, as provided in the Senior Officer Severance plan, from and after the Termination Date, the Company will pay to you severance benefits equal to twelve (12) months of your current base salary. The Company will pay this separation benefit over the Company’s normal payroll periods for the period beginning on January 1, 2014 and ending on the date 12 months thereafter (the “Severance Period”).

4.    The payments described in Sections 2 and 3 of this Agreement will be made through the Company’s normal payroll process. All payments pursuant to this Agreement shall be subject to normal withholdings as required or authorized by state and federal law. When amounts must be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of I.R.C. Section 409A. These payments will be direct-deposited to your bank account in accordance with your previous instructions regarding direct deposit of your paychecks.

You will remain eligible to receive payments under the Company’s Annual Performance Plan (APP) for fiscal year 2014 and Long-Term Incentive Plan (LTIP) for the 2012-2014 performance cycle because you will remain employed through December 31, 2014. The APP payment for fiscal year 2014 and LTIP payment for the 2012-2014 cycle will be made as soon as practicable following the certification of performance for the relevant performance period(s) by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) but no later than March 15, 2015. The awards shall be paid in the form determined pursuant to the applicable award agreements and incentive plans.

In addition, as provided in the Senior Officer Severance Plan, you will remain eligible to receive payments under the Company’s LTIP for the 2013 - 2015 and 2014 - 2016 performance cycle performance awards as set forth below. In the case of (i) the performance awards for the 2013 - 2015 LTIP performance cycle, the amount will be prorated using 24/36 as the fraction representing the number of completed months in the performance period and (ii) in the case of the performance awards for the 2014 - 2016 LTIP performance cycle, the amount will be prorated using 12/36 as the fraction representing the number of completed months in the performance period. The payments for these LTIP performance awards will be made as soon as practicable following the certification of performance for the relevant performance period(s) by Committee but no later than March 15 of the year following the completion of the relevant performance period. Any awards otherwise payable in stock will be paid in cash based on the average of the closing price of EnPro Industries common stock on the New York Stock Exchange for 20 trading days immediately preceding the date of the certification by the Committee. You will not be entitled to any other APP or LTIP payments, except as set forth in this Section 4.

Promptly following December 31, 2014, and in no event later than 75 days after December 31, 2014, the Company shall pay you the single lump sum payment due you under the terms of the MSPP, subject to applicable payroll and withholding taxes.

5.    The termination of your employment with the Company is a "qualifying event" under COBRA with respect to your coverage under the Company’s health benefit plan; thus, you will be provided an opportunity to continue to have health benefit coverage through the Company’s health plan after the Termination Date, as required by COBRA (and on the terms and conditions required by COBRA). You will receive a separate notice of these COBRA rights in order to allow you the chance to decide whether to elect (and pay for) COBRA continuation coverage. For the period of twelve (12) months following the Termination Date, you will only be required to pay a COBRA premium that is equal to the premium that is equal to the full, unreduced premium that active employees of the Company pay for health insurance coverage. (Any medical premium reductions earned as an active employee will expire as of the Termination Date.) Notwithstanding the preceding, the benefit in this Section will terminate the date you cease to be eligible for COBRA or the date you commence other employment that offers a health care program. Further, if you or any of your dependents cease to be eligible for COBRA, the Company obligation to pay any premium for such person shall cease, but the Company’s obligation to pay the premium for you or any dependent who is still eligible for COBRA shall continue. You shall promptly notify the Company if you commence employment that offers a health care program.

Your eligibility for other employee benefits provided by the Company shall cease as of the Termination Date, and following the Termination Date you will not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually. Provided, however, that your vested benefits under any defined contribution plan sponsored by the Company (including the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees, the EnPro Industries, Inc. Deferred Compensation Plan, and the EnPro Industries, Inc. Management Stock Purchase Deferral Plan) shall remain vested and shall be distributed to you in accordance with the terms of such plan. You will also have the right (i) to receive payment pursuant to the terms of the Company’s welfare benefit plans for claims under such plans arising prior to the Termination Date; (ii) to exercise any conversion rights provided to you under the terms of the Company’s benefit plans; and (iii) to receive reimbursement from the Company of expenses you incurred prior to the Termination Date, provided that such expenses are submitted to the Company no later than ten (10) days after the Termination Date and are otherwise reimbursable under the terms of the Company’s policies with respect to the same.

6.    The Company shall pay you an amount equal to the sum of 15,381 multiplied by the closing price per share of the Corporation’s common stock on the New York Stock Exchange on November 7, 2014 (such per share closing price, the “Closing Price”). For example, if the Closing Price is $66, the amount that the Company shall pay you will be $1,015,146. The payment pursuant to this Section 6 will be made on the January 16, 2015 and will be direct-deposited to your bank account in accordance with your previous instructions regarding direct deposit of your paychecks. You acknowledge that as of the Termination Date, you shall have no rights under any outstanding awards of restricted stock units or restricted shares made by the Company to you and that all such awards are forfeited as of the Termination Date. The payment referred to in this Section shall be subject to and reduced by applicable withholding taxes.

7.     In lieu of outplacement services to which you are entitled under the Senior Officer Severance Plan, the Company will pay you the sum of $10,000, in full satisfaction of such obligations, less applicable withholding. This amount will be paid to you on January 16, 2015.

8.    Except as set forth in the preceding sections, the Company shall have no obligation to make any further payments to or for your benefit. You acknowledge and agree that the payments made under this Agreement are in full settlement of any and all rights under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan with respect to awards of restricted stock units and restricted shares, including 15,000 restricted shares with a grant date of May 2, 2012, and under the Senior Officer Severance Plan and the MSPP.

9.    For a period of three (3) years from the Termination Date (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce this covenant), you agree that neither you nor anyone at your direction, with your assistance or under your control, will hire, or solicit or attempt to hire, or facilitate the hiring of either (a) any individual who is employed by the Company or its affiliates or is a consultant or independent contractor with the Company or its affiliates on the Resignation Date, or (b) any individual who is then employed with the Company or its affiliates or is then a consultant or independent contractor with the Company or its affiliates or with whom you came into contact or about whom you obtained any nonpublic information while employed by the Company or its affiliates, and you will not otherwise induce or attempt to induce such individual to leave the Company’s or its affiliates’ employment. You agree that that the breach or anticipated breach of this section will cause irreparable and permanent injury to the Company and you agree that in addition to any other remedy available to the Company, the Company will be entitled to preliminary and permanent injunctive relief prohibiting such violation. You also agree that no bond shall be imposed or ordered in conjunction with obtaining such injunctive relief.

10.    You agree that you will not make disparaging remarks to anyone about the Company or its practices, any management personnel or any other employee, or any statements that disrupt or impair the Company’s normal, ongoing business operations, or that harm the Company’s reputation with its employees, customers, suppliers or the public. Likewise, the Company agrees that none of its officers or directors will make any disparaging remarks about you. You agree that you will not, directly or indirectly, use or disclose to anyone any nonpublic information that the Company deems to be confidential or proprietary, including without limitation any trade secrets or customer information (the “Confidential Information”). You agree that if you make any such disparaging remarks or disclose Confidential Information, or otherwise violates the terms of this Agreement or the BPA, the Company shall be entitled to cease its performance under this Agreement and/or to institute action against you for appropriate legal and equitable relief. You further agree that if the Company ceases performance under this Agreement pursuant to the preceding sentence, then the Release set forth in Section 11 shall remain in full force and effect. For clarity, nothing in this Section will preclude you from engaging in lawful competition with the Company after the expiration of the restricted covenants set forth in the BPA or your agreements set forth in Section 9 hereof.

You acknowledge that the Confidential Information is owned or licensed by the Company or its affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. You hereby relinquish, and agree that you will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

You agree that you will maintain the confidentiality of the Confidential Information at all times after the Termination Date and will not, at any time, directly or indirectly, use any Confidential Information for your own benefit or for the benefit of any other person, reveal or disclose any Confidential Information to any person or remove or aid in the removal from the Company’s or its affiliates’ premises of any Confidential Information. The covenants in this Section will not apply to information that (i) is or becomes available to the general public through no breach of this Agreement by you or breach by any other person of a duty of confidentiality to the Company or its affiliates; (ii) you are required to disclose by applicable law, rule, regulation or court order; provided, however, that you will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure; or (iii) information that was within your possession prior to its being furnished to you by the Company or the Company’s affiliates.

11.    (a) Except for any claims that you may have for workers’ compensation benefits, for unemployment compensation benefits, for pension benefits or for health care, life, disability or other benefits or claims that may not be released by law (which are not released by this Agreement) or for benefits expressly provided to you by this Agreement, you agree to and do release and forever discharge the Company, any related or successor corporation or entity (including but not limited to any parent, subsidiary and/or affiliate, and including but not limited to EnPro Industries, Inc., and Coltec Industries Inc.), its benefit plans and programs, and all of their past and present officers, directors, employees, administrators and trustees, (collectively the “Parties Released by this Agreement”) from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that you have now or may later claim to have had against any of the Parties Released by this Agreement arising out of anything that has occurred up through the date that you sign this Agreement, including without limitation any Claims arising out of your employment or termination of employment with the Company. This release includes, but is not limited to, any Claims for wages, benefits, bonuses, incentive compensation, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), or for recovery of any losses or other damages to you or your property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, sex, color, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the North Carolina Equal Employment Practice Act, N.C. Gen. Stat. § 143-422.2 et seq.; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. § 168A-1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240 et seq.; or any other federal, state or local statutory or common law. You further agree that this release may be pleaded as a complete bar to any action or suit before any court or administrative body. (This release does not apply to claims that may arise after the date you sign this Agreement, including any claims for vested benefits under the Company’s employee benefit plans.)

You also agree, confirm and acknowledge that you have been paid for all time worked while employed by the Company.  You further agree, confirm and acknowledge that you have received all leave to which you may have been or thought you may have been entitled under the Family Medical Leave Act (“FMLA”) or the ADA.

You acknowledge that you may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to Claims between you and the Parties Released by this Agreement. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you sign this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver.

Thus, for the purpose of implementing a full and complete release and discharge of the Parties Released by this Agreement, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

You further agree that you will not hereafter file or pursue any claims, complaints, charges or lawsuits against any of the Parties Released by this Agreement concerning any Claim or Claims listed in this Section 11 of the Agreement. Provided, however, that nothing herein shall preclude you from filing a timely charge with the EEOC or from participating in any proceeding conducted by a government agency charged with the enforcement of any law, but you agree that you waive and release any claim to receive damages, payments or other benefits in connection with the assertion of such claim.

(b)    As consideration for your obligations hereunder, the Company agrees to release and forever discharge you, your heirs, estate, executors and administrators, from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which the Company ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement, except for such claims based upon or arising out of conduct undertaken by you: (i) for which the Company is not permitted to indemnify you under the terms of its indemnification policies or applicable law or (ii) that violates the Company’s clawback policy.

12.    You further agree that, during the Severance Period, at the request of the Company’s Chief Executive Officer, you will provide reasonable assistance with respect to ongoing matters of the Company or its affiliates, including any investigation, dispute or litigation or other commercial matters, including answering questions and providing details of matters you handled while an employee of the Company so that your duties may be transitioned and these ongoing matters handled without undue interruption, your current employment permitting, upon the request of the Company and at no cost except reimbursement of out-of-pocket costs.

13.    You agree that, after the end of the Severance Period, on appropriate advance notice, you will, if so requested by the Company or its affiliates, provide reasonable assistance or information related to any employment or business dispute, investigation, proceeding or litigation (threatened or pending) involving the Company or its affiliates and will freely cooperate and assist the Company or its affiliates in good faith and to the best of your ability, your then current employment permitting. In such cases, the Company will reimburse you for out of pocket expenses and pay you a reasonable hourly rate as compensation for your time spent on the Company’s behalf, unless prohibited by applicable law.

14.    You agree that you will not retain, and will promptly return to the Company by November 7, 2014, any and all Company property or Confidential Information in your possession or subject to your control, including but not limited to, keys, credit and identification cards, Company-provided vehicles or equipment or any other items provided to you by the Company for your use, together with all written or recorded materials, documents, computer discs, plans, records, or other papers or electronic information related to the Company’s business affairs. You represent that you have not and will not copy, download, store or retain software, documents or other materials or files originating with or belonging to the Company, and that you have not retained copies of any Company property or materials, including on any computer tape, diskette, disc, flash drive or any form of storage media, whether portable or installed. Provided, however, that the Company will convey to you the laptop computer currently assigned to you, following appropriate steps to protect the Company’s confidential and proprietary information contained on such computer.

15.    The Company will continue to indemnify you for any and all claims asserted against you related to acts or omissions undertaken by you prior to the Resignation Date, in accord with its existing articles, by-laws and prior agreements, and to continue to provide directors and officers liability insurance coverage to you with respect to such claims on the same basis as provided to the Company’s active officers and directors.

16.    With the exception of the BPA and any Confidentiality Agreement and Assignment of Inventions that will continue to be governed by their terms, this Agreement will take the place of all previous agreements between you and the Company, and it contains the entire agreement between you and the Company regarding the termination of your employment. It is not, and shall not be construed as, an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind. Neither you nor the Company will be bound by any statements or representations not contained in this Agreement.

17.    By signing this Agreement, you acknowledge that you have carefully read and fully understand it and are signing it voluntarily. You acknowledge that the Company has encouraged and advised you to consult with an attorney prior to executing the Agreement. You also acknowledge that you have had the opportunity to obtain all advice and information you deem necessary about matters related to this Agreement. You acknowledge that you have been given a period of at least twenty-one (21) days after receiving this Agreement to consider its terms before signing it. In addition, you have seven (7) days after signing this Agreement and release to revoke your acceptance by delivering a signed notice of revocation to the Company’s Vice President and General Counsel, Robert S. McLean. Upon delivery of a timely notice of revocation, this Agreement will be null and void and neither the Company nor you will have any rights or obligations under it. Accordingly, this Agreement and release shall not become effective or enforceable until the seven-day revocation period has expired. If your signature is not revoked by you during the seven-day period, it shall be deemed accepted and this Agreement will take effect on the eighth (8th) day.

18.    In the event the parties to this Agreement agree to a modification of any of the terms contained herein prior to your execution of the Agreement, the 21 days you have to consider whether to sign the Agreement referenced in Section 16 will not be increased or restarted.

19.    If any provision of this Agreement (or any subpart thereof) is unenforceable or is held to be unenforceable, you agree that such provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable provision had never been a part of this Agreement. Under such circumstances, the remaining provisions of the Agreement shall remain in full force and effect, and a court construing the unenforceable provision shall add to this Agreement and make a part of it, in lieu of the unenforceable provision, a provision as similar in terms and effect to such unenforceable provision as may be enforceable.

20.    This Agreement can only be modified in a writing executed in the same manner as this Agreement. This Agreement shall be construed in accordance with the laws of the State of North Carolina.

I HAVE READ THIS AGREEMENT. I UNDERSTAND ITS TERMS AND CONDITIONS. I HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT, AND I VOLUNTARILY AGREE TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO ME. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO ME BY THE COMPANY OR ANYONE ELSE TO CAUSE ME TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE. I ACKNOWLEDGE THAT THE SPECIAL EXIT BENEFIT THAT I WILL RECEIVE AS A RESULT OF SIGNING THIS AGREEMENT IS ADEQUATE AND THE ONLY CONSIDERATION FOR THIS AGREEMENT.

/s/ Dale A. Herold
Dale A. Herold

November 6, 2014
Date

By:    EnPro Industries, Inc.

/s/ Robert S. McLean
Name:	Robert S. McLean
Its:	Vice President, Human Resources

November 6, 2014
Date

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